Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated June 15, 2012, with respect to the financial statements of Legg Mason Capital Management All Cap Fund as of April 30, 2012, and our report dated December 18, 2012, with respect to the financial statements of ClearBridge Large Cap Value Fund (formerly, Legg Mason ClearBridge Large Cap Value Fund) as of October 31, 2012, each a series of Legg Mason Partners Equity Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Financial Highlights of ClearBridge Large Cap Value Fund” in the Proxy Statement/Prospectus on Form N-14.

/s/ KPMG LLP

New York, New York

March 13, 2013